Exhibit 99.1
News Release
PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:	Immediately
Date:	December 12, 2005
Contact:	Mr. Edward A. Stokx
(818) 244-8080, Ext. 649
PS Business Parks, Inc. Announces Placement of
$20 Million of 7 1/8% Cumulative Redeemable Preferred Units
GLENDALE, California — PS Business Parks, Inc. (AMEX:PSB) announced today that it has completed a private placement of $20 million of preferred units through its operating partnership. The 7 1/8% Series N Cumulative Redeemable Preferred Units are non-callable for five years and have no mandatory redemption. Proceeds from the issuance will be used for future preferred equity redemptions.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 12, 2005, PSB wholly-owned approximately 17.6 million net rentable square feet of commercial space with approximately 3,200 customers located in eight states, concentrated primarily in California (5.4 million sq. ft.), Texas (2.9 million sq. ft.), Florida (3.3 million sq. ft.), Oregon (1.4 million sq. ft.), Virginia (2.8 million sq. ft.) and Maryland (1.2 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company’s website is www.psbusinessparks.com.
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